Exhibit 99.1

Stereotaxis Reports 2016 Second Quarter Financial Results

•	Ventricular tachycardia procedures increased 24% year over year, representing the 10th consecutive quarter of year-over-year volume growth

•	Three Niobe® system installations completed, including the second installation in Japan

•	Enhanced V-CAS Deflect™ catheter advancement system released in Europe

•	Lowest first-half operating loss in Company history

•	Conference call today at 4:30 p.m. Eastern Time

ST. LOUIS, MO, August 9, 2016—Stereotaxis, Inc. (OTCQX:STXS), a global leader in innovative technologies for the treatment of cardiac arrhythmias, today reported financial results for the second quarter ended June 30, 2016.

“This is our 10th consecutive quarter of year-over-year growth in ventricular tachycardia (VT) procedures and the fourth quarter in a row that we have driven VT volume growth above 20%,” said William C. Mills, Stereotaxis Chief Executive Officer. “Our success reflects ongoing efforts to build on a steadily growing body of clinical evidence supporting the capability of our technologies to significantly outperform traditional therapies in safety, acute success and long-term outcomes for this very difficult, life-changing procedure. As more physicians turn to and become proficient using our Niobe® magnetic navigation system for VT ablation, we move closer to becoming the standard of care for a complex intervention that is growing worldwide at an average annual rate of 10%. While we continue to gain market share in VT, our increased volume in combination with strong service revenue has resulted in consistently healthy, high-margin recurring revenues.

“During the second quarter, we were pleased to celebrate the launch of our Niobe ES system at several prestigious medical institutions, including Kakogawa Central City Hospital in Japan, which held an opening ceremony for the public and healthcare community in June. Kakogawa represents our second system installation in Japan and the first in this prefecture of 5.5 million people to offer remotely controlled interventions for cardiac arrhythmias, as part of a new, expanded state-of-the-art facility. We also completed the installation and clinical start-up of our Niobe system and Vdrive® robotic navigation system at Montreal Heart Institute, our first customer site in the province of Quebec.

“Furthering our commitment to product advancements that yield better outcomes through improved lesion creation in all four chambers of the heart, we announced the market release of our second generation V-CAS Deflect™ catheter advancement system in Europe. The V-CAS Deflect system is designed to remotely control a proprietary robotic deflectable sheath, which supports better stability and maneuverability of the magnetic ablation catheter during a procedure using the Niobe system. With this iteration, we have included features to enhance the mapping and maneuverability of the deflectable sheath in challenging anatomies, which we expect to deliver safer, more efficient and efficacious single-operator procedures for complex arrhythmias,” Mr. Mills concluded.

Second Quarter 2016 Financial Results

Revenue for the second quarter of 2016 totaled $7.9 million, a 19% decrease from $9.7 million in the prior year second quarter and a 9% decline from $8.6 million in the first quarter 2016. System revenue was $0.9 million, down 70% from $3.1 million in the prior year quarter and 55% sequentially from $2.1 million in the first quarter. During the second quarter, the Company recognized revenue of $0.3 million on Niobe ES system installations, $0.5 million in Odyssey® solution sales and $0.1 million in Vdrive system installations. Recurring revenue was $6.9 million in the second quarter, up from $6.6 million both in the prior year quarter and the first quarter. Total procedures were relatively unchanged, with VT procedures increasing 24% year over year.

The Company generated new capital orders of $0.8 million, compared to $1.6 million in the prior year second quarter and no new capital orders in the first quarter. Ending capital backlog for the 2016 second quarter was $3.5 million.

Gross margin in the quarter was $6.8 million, or 86.1% of revenue, on a higher mix of recurring revenue as well as strong capital and recurring margins, versus $6.7 million, or 69.5% of revenue, in the second quarter of 2015 and $6.5 million, or 74.8% of revenue, in the first quarter of 2016. Operating expenses in the second quarter were $8.4 million, compared to $8.4 million in the prior year quarter and $8.0 million in the first quarter.

Operating loss in the second quarter was $(1.6) million, a 5% improvement from $(1.7) million in the prior year second quarter and a 10% increase from $(1.5) million in the first quarter. Interest expense was $0.8 million in all three quarters.

Net loss for the 2016 second quarter was $(2.3) million, or $(0.11) per share, compared to a net loss of $(1.5) million, or $(0.07) per share, reported in the second quarter of 2015. Excluding mark-to-market warrant revaluation, the Company would have reported a net loss of $(2.5) million, or $(0.11) per share, for the 2016 second quarter compared to $(2.5) million, or $(0.12) per share, for the 2015 second quarter. The weighted average diluted shares outstanding for the second quarters of 2016 and 2015 totaled 21.8 million and 21.0 million, respectively.

Cash burn was $0.7 million, compared to $0.9 million in the year ago quarter and $3.9 million in the first quarter.

Six-Month Financial Results

Revenue for the first six months of 2016 was $16.5 million, down 14% compared to $19.2 million in the first six months of 2015. System revenue was $3.0 million, compared to $5.9 million in the first half of 2015, a 49% decrease. Recurring revenue was $13.5 million, compared to $13.3 million in the prior year period. Total procedures were unchanged from the same period last year, with VT procedures increasing 26%.

Gross margin was $13.2 million, or 80.2% of revenue, compared with $13.6 million, or 71.0% of revenue, in the first six months of the prior year. Operating expenses were $16.4 million, a 2% decrease from $16.8 million in the same period of 2015. Operating loss was $(3.1) million for the first six months of 2016 and was slightly lower than the comparable 2015 period.

Interest expense was $1.6 million in both the first half of 2016 and 2015.

Net loss for the first six months of 2016 was $(4.6) million, or $(0.21) per share, compared to a net loss of $(4.7) million, or $(0.22) per share, for the comparable period in 2015. Excluding mark-to-market warrant revaluation, net loss for the first six months would have been $(4.8) million, or $(0.22) per share, compared to a net loss of $(4.8) million, or $(0.23) per share, in the first half 2015.

Cash burn for the first half of 2016 was $4.6 million, compared to $4.3 million in the first half of 2015.

At June 30, 2016, Stereotaxis had cash and cash equivalents of $3.9 million and unused borrowing capacity of $1.0 million on its revolving line of credit, resulting in total liquidity of $4.9 million. At June 30, 2016, total debt was $21.1 million, which consisted of $3.0 million borrowed against the revolving line of credit and the remaining balance related to HealthCare Royalty Partners long-term debt.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, August 9, 2016, at 4:30 p.m. Eastern Time, to discuss second quarter results. To access the conference call, dial 800-381-2652 (US and Canada) or 1-719-457-2619 (International) and give the participant pass code 8079214. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch® Solution includes the Niobe® magnetic navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management solutions, and the Vdrive® robotic navigation system and consumables.

The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Canada, China, Japan, and elsewhere. The V-Sono™ ICE catheter manipulator, V-Loop™ variable loop catheter manipulator, and V-CAS™ catheter advancement system have received clearance in the United States, Canada, and the European Union. The V-CAS Deflect™ catheter advancement system is available for use in the European Union. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Martin C. Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue
Systems	$935,978	$3,092,935	$3,010,997	$5,924,113
Disposables, service and accessories	6,938,645	6,571,315	13,511,632	13,271,163

Total revenue	7,874,623	9,664,250	16,522,629	19,195,276
Cost of revenue
Systems	395,898	1,849,275	1,478,996	3,249,542
Disposables, service and accessories	699,173	1,093,988	1,796,888	2,324,359

Total cost of revenue	1,095,071	2,943,263	3,275,884	5,573,901
Gross margin	6,779,552	6,720,987	13,246,745	13,621,375
Operating expenses:
Research and development	1,421,380	1,419,826	2,894,465	2,905,533
Sales and marketing	4,211,706	4,250,779	8,105,819	8,285,150
General and administrative	2,786,046	2,772,708	5,372,838	5,567,297

Total operating expenses	8,419,132	8,443,313	16,373,122	16,757,980

Operating loss	(1,639,580)	(1,722,326)	(3,126,377)	(3,136,605)
Other income	135,370	999,169	166,664	106,792
Interest income	140	493	362	1,355
Interest expense	(829,046)	(816,023)	(1,648,066)	(1,645,810)

Net loss	$(2,333,116)	$(1,538,687)	$(4,607,417)	$(4,674,268)

Net loss per common share:
Basic	$(0.11)	$(0.07)	$(0.21)	$(0.22)
Diluted	$(0.11)	$(0.07)	$(0.21)	$(0.22)

Weighted average shares used in computing net loss per common share:
Basic	21,793,583	21,007,103	21,702,597	20,871,244
Diluted	21,793,583	21,007,103	21,702,597	20,871,244

STEREOTAXIS, INC.

BALANCE SHEETS

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,858,089	$5,593,582
Accounts receivable, net of allowance of $251,993 and $93,478 in 2016 and 2015, respectively	5,057,503	6,376,470
Inventories	5,334,687	4,504,282
Prepaid expenses and other current assets	569,825	668,659

Total current assets	14,820,104	17,142,993
Property and equipment, net	857,869	1,067,321
Intangible assets, net	536,229	635,889
Other assets	44,774	31,693

Total assets	$16,258,976	$18,877,896

Liabilities and stockholders’ deficit
Current liabilities:
Short-term debt	$3,000,000	$—
Accounts payable	2,427,697	1,840,135
Accrued liabilities	5,431,055	6,058,390
Deferred revenue	7,435,975	7,445,935
Warrants	627,466	794,130

Total current liabilities	18,922,193	16,138,590
Long-term debt	18,114,408	18,080,159
Long-term deferred revenue	620,945	2,009,198
Other liabilities	270,296	275,603
Stockholders’ deficit:
Preferred stock, par value $0.001; 10,000,000 shares authorized, none outstanding at 2016 and 2015	—	—
Common stock, par value $0.001; 300,000,000 shares authorized, 21,846,095 and 21,551,173 shares issued at 2016 and 2015, respectively	21,846	21,551
Additional paid-in capital	449,081,382	448,517,472
Treasury stock, 4,015 shares at 2016 and 2015	(205,999)	(205,999)
Accumulated deficit	(470,566,095)	(465,958,678)

Total stockholders’ deficit	(21,668,866)	(17,625,654)

Total liabilities and stockholders’ deficit	$16,258,976	$18,877,896